EX-99.i






                                                     April 3, 2001



Board of Managers
JNL Variable Fund LLC
One Corporate Way
Lansing, MI 48951

         Re:     Opinion of Counsel - JNL Variable Fund LLC

Ladies and Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 2 to a Registration Statement on Form N-1A with respect to JNL Variable Fund LLC.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

         1. JNL Variable Fund LLC ("Fund") is an open-end management investment company.

         2. The Fund is created and validly existing pursuant to the Delaware Laws.

         3. All of the prescribed Fund procedures for the issuance of the interests have been followed, and, when such interests are issued in accordance with the Prospectus contained in the Registration Statement for such interests, all state requirements relating to such Fund interests will have been complied with.




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Board of Managers
JNL Variable Fund LLC
April 3, 2001
Page 2

         4. Upon the acceptance of purchase payments made by interest holders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such interest holders will have legally-issued, fully paid, non-assessable interests of the Fund.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration.

                                        Sincerely,

                                        BLAZZARD, GRODD & HASENAUER, P.C.





                                        By:/s/ Raymond A. O'Hara III
                                           -------------------------------------
                                           Raymond A. O'Hara III